[Translation of the Chinese original]

Exhibit 10.24

Form of the Lease Agreement of the Jing-Meng Hi-Tech Towers

Lessor: Beijing Zhongguancun Jingmeng High-Tech Enterprise Incubator Co., Ltd. (the “Lessor”)

Lessee:                                          (the “Lessee”)

Under the protection by the law of the People’s Republic of China, after friendly consultations, both Parties hereto reach agreements as follows:

Article 1	Size, Term and Rent

The Lessor leases to the Lessee the office space located at the          floor, Building                      of Jingmeng Hi-Tech Towers No.5, Shangdi East Road, Haidian District, Beijing. The total lease space is                      m2 (building area). The rent shall be RMB                     /m2 per day (including maintenance, air-conditioning and water).

Lease Term: From                      to                     .

Rent: The monthly rent shall be RMB                      in total.

Article 2	Security Deposit

(1) The Lessee shall deliver to the Lessor within five business days after the execution day of this Agreement a security deposit equal to two monthly rents in the amount of RMB                    . Such security deposit is for the purpose to ensure the Lessee to perform and comply with this Agreement.

(2) If the Lessee fails to pay the rent due pursuant to this Agreement, the Lessor shall send a written notice to the Lessee; and if the Lessee still fails to pay the rent due within ten days after receiving such notice, the Lessor shall be entitled to deduct or withhold part or all of the security deposit to offset the rent owed by the Lessee. Any shortfall caused by such deduction or withholding, in the total amount of the security deposit set forth under Clause 2(1) hereof shall be made up by the Lessee within ten business days after receiving a notice regarding such shortfall.

(3) If the Lessee desires to terminate the lease before lease term expires due to its own reasons, it shall notify the Lessor three months in advance to terminate this Agreement. Otherwise the Lessee shall pay to the Lessor 50% of the rent for the default period as the default fine. When this Agreement is terminated or expires, the security deposit shall be returned to the Lessee after (i) all the rent (including any telephone charge) is paid off, (ii) the leased space is returned to the Lessor, and (iii) the Lessor accepts the space after an inspection and finds no material damages. If the Lessee uses the leased space in the normal way agreed upon, it shall not indemnify for the wear or tear.

(4) The security deposit shall not generate any interest during the period when it is held by the Lessor.

Article 3	Other Expenses

(1) Telephone: Telephones can be installed either by the Jing-Meng Hi-Tech Towers for the Lessee or by the Lessee itself. Any installation fees and telephone charges shall be assumed by the Lessee.

(2) Electricity: The Lessee shall pay for its own electricity bills at the national standard rate. Should such rate be changed by the government, the Lessee’s electricity payment shall be adjusted accordingly.

Article 4	Rent Payment

(1) On the 15th day of each month, the Lessor shall deliver the rent bill to the Lessee; and prior to the 25th day of each month, the Lessee shall pay off the rent for the next two months together with the electricity bills and other miscellaneous charges for the last month.

(2) The Real Property Management Company of the Beijing Merchant Bureau shall be fully responsible for the building maintenance.

Article 5	Renewal

(1) The Lessor shall send the Lessee a notice three months before the expiration of this Agreement, and the Lessee shall send a written reply within one month after receiving such notice, otherwise it shall be automatically deemed as no intention of a renewal. If a renewal is desired, both Parties hereto shall promptly complete the renewal procedure and enter into a new lease one month before the expiration of this Agreement. The Lessor warrants that the rent for the Lessee under the new lease shall be no more than that under the current lease (except for the Lessor’s internal rent rate). If both Parties fail to reach agreement on the terms under the new lease, there shall be no renew after the expiration of this Agreement.

(2) If the Lessee has no intention to renew, before the existing lease expires, the Lessor’s sales persons may, with the Lessee’s consent, lead new customers to visit the leased space, provided that the Lessee’s regular business operations shall not be disturbed. The Lessee warrants that it shall return the leased space to the Lessor on time. If the Lessee fails to return the leased space to the Lessor by the time when this Agreement expires, the Lessor shall be entitled to collect from the Lessee a rent for each of the delayed days 1.5 times of the original daily rent (except for the situation set forth in the following paragraph).

(3) In the event that the Lessee has evidently met certain difficulties, such as it is unable to move to the new space it has purchased or leased as scheduled, the Lessee may, one month before the expiration of this Agreement, enter into a renewal lease of three months or less. The rent and terms under such short-term lease shall be the same as those hereunder.

Article 6	The Lessee’s Commitments

(1) The leased space shall be used only by the Lessee and shall not be transferred to any other parties (excluding any of the Lessee’s branches, subsidiaries, affiliates or associates) nor changed for other purposes, nor used for any activities prohibited by the law of the People’s Republic of China or beyond its business scope set forth in its business license. The Lessee shall not disturb any other tenants’ regular working orders. The Lessee shall facilitate any access by building managers or technicians for their regular work or equipment maintenance.

(2) If the Lessee needs to remodel or renovate the leased space, it shall apply to the Lessor and complete relevant procedures. Any construction may alter the building’s external appearance and structure. Both Parties shall coordinate with each other to ensure that such construction shall minimize any disturbing noise. Meanwhile the Lessor shall take charge of the construction management and supervision.

(3) The Lessee may not occupy any public passageways, nor do any decoration or alteration on such public passageways.

(4) The Lessee may post any advertisements or signs at any public areas only after the Lessor’s written consent and after completing required procedures.

(5) If the Lessee fails to pay on time any rent, security deposit or other expenses pursuant to this Agreement or any supplements hereto without the Lessor’s consent, the Lessor shall send a notice of reminder to the Lessee. And if the Lessee still fails to pay within three days, the Lessor shall be entitled to collect an additional arrear fine of 2% per day during the period from the 26th day to the last day of the month (except for the first rent payment after the execution day of this Agreement).

(6) The Lessee shall strictly comply with all the building’s rules and regulations.

(7) The telephones installed by the Lessee under the name of Jingmeng Hi-Tech shall be paid by the Lessee in the term of the bills issued by the telecommunications authorities.

Article 7	The Lessor’s Commitments

(1) If the Lessor raises the rent at its own discretion, it shall be deemed a breach of contract and the Lessee may refuse to pay.

(2) If the Lessor desires to terminate the lease prior to the expiration of the lease term, it shall notify the Lessee three months in advance and this Agreement shall be terminated with both Parties’ consent. Otherwise the Lessor shall pay the Lessee a default fine in the amount of 50% of the rent for the default period.

(3) If the Lessor fails to provide air-conditioning, heating or public lighting pursuant to this Agreement, it shall be deemed a breach of contract, and the Lessee shall be entitled to request the Lessor to take remedial actions within 24 hours upon the receipt of the Lessee’s complaint (subject to any applicable national regulations and any force majeure). If the Lessor is unable to provide such conditions, the Lessee shall be entitled to take back from the Lessor the rent for the affected period and collect a default fine of 2% per day. If such default brings forth losses to the Lessee, the Lessor shall indemnify the Lessee after both Parties’ verifications.

(4) The Lessor shall pay the real estate tax for the leased space pursuant to the government regulations and provide the Lessee the proofs of such payments at the Lessee’s request.

(5) The Lessor shall assist the Lessee in providing certain proofs of tax payments or business registrations.

(6) The Lessor shall assist the Lessee in installing satellite receivers and other related equipment and make its best efforts to facilitate the Lessee in putting on corporate signs around the building.

(7) The Lessor shall provide related assistance and support for the Lessee’s internal construction or renovation at the leased space.

(8) Starting from the first day of the lease, the Lessor shall provide the Lessee with no charge for exclusive parking spaces, two on the ground and two underground, and shall make two to four additional free parking spaces available for the Lessee at a later date.

(9) The Lessor shall be in charge of the maintenance and repair of the lighting equipment, doors and windows, and shall fix any current shortcomings related to the air conditioning system and provide water supply, power supply and telephone service to facilitate the Lessee’s business operations.

(10) The Lessor shall be responsible for the daily cleaning, public security and the normal operations of public facilities at the public areas of the building.

(11) The Lessor shall provide certain other free or premium services upon the Lessee’s requests.

Article 8	Breach of Contract

If the Lessor or the Lessee violates any provisions hereunder and fails to take proper remedial actions after receiving from the other Party notice of breach, it shall be deemed a breach of contract. Consequently, the defaulting Party shall bear the liabilities for such breach of contract and indemnify the other Party for any related losses.

Article 9	Disputes

This Agreement applies to the law of the People’s Republic of China and is governed by the People’s Republic of China. Where any dispute arises between the Lessor and the Lessee, both Parties shall attempt to settle such dispute through consultations. If such consultations fail, any Party may raise a lawsuit at people’s court and act upon the current Chinese law. The court’s judgment shall be final and binding upon both Parties.

Article 10	Effectiveness

(1) This Agreement shall be executed by both Parties’ legal representatives or authorized signatories with their signature and seals.

(2) Any amendment or revision hereto shall come into effect only after the written confirmation by both Parties’ authorized representatives.

(3) This agreement is made with four original copies with equal legal effects. Each of the Lessor and the Lessee shall hold two copies.

Lessor: Beijing Zhongguancun Jingmeng High-Tech Enterprise Incubator Co., Ltd.

Signature of representative:

Date:

Lessee:

Signature of representative:

Date: